AMENDMENT NO. 1 TO EMPLOYMENT AGREEMENT

This Amendment No. 1 (this "Amendment") to the Employment Agreement (the "Employment Agreement") dated as of March 1, 1999 by and between Harvey R. Blau (the "Executive") and Aeroflex Incorporated (the "Company"), hereby amends the Employment Agreement, effective as of September 1, 1999, as set forth below.

     1. Requirement of Deferral. To the extent that any Bonus Amount would be nondeductible by the Company in the Relevant Tax Year solely by reason of
Section 162(m), and if a Change in Control (as defined in the Employment Agreement) has not occurred on or before the last day of the Relevant Tax Year, then the Deferred Amount (if any) shall not be paid at the time provided for in
Section 4 of the Employment Agreement, but instead shall be deferred and paid in accordance with this Amendment.

     2. Credits to Account. The Company shall credit each Deferred Amount to a bookkeeping account in the name of the Executive (the "Account") on the date the Deferred Amount would (absent this Amendment) have been paid to the Executive. The Company shall also credit the Account monthly with interest on the balance therein at the prime rate as pub lished in the Wall Street Journal, as in effect from time to time, less one percentage point. The Account shall be reduced as and to the extent distributions are made from the Account pursuant to Sections 4, 6 and 7 of this Amendment.

     3. Election Form for Time and Form of Payments and Beneficiaries. The Executive may elect, on an Election Form, or such other form as the Committee or its delegee may from time to time prescribe, the time or times at which the balance in the Account shall be paid to the Executive; provided, that except as provided in Sections 6 and 7 of this Amendment, in no event shall any portion of the balance of the Account be paid to the Executive before the 10th business day following the termination of the Executive's employment with the Company and its affiliates. The Election Form shall permit the Executive to elect a beneficiary or beneficiaries to receive the balance in his Account in the event of his death before payment of such balance in full. Any Election Form filed by the Executive within 30 days after the date of this Amendment shall be immediately effective and shall remain in effect until superseded as set forth in the next sentence. Any Election Form filed by the Executive more than 30 days after the date of this Amendment shall become effective on the first anniversary of its filing, at which time it shall supersede any election form previously filed by the Executive and shall remain in effect until superseded as set forth in this sentence. Notwithstanding the foregoing, no Election Form shall become effective after any payments from the Account have been made pursuant to Section 4 of this Amendment, other than payments pursuant to Sections 6 and 7.

     4. Payments from Account. If at the time of the termination of the Execu tive's employment with the Company and its affiliates, there is no election form in effect for the Executive, the Company shall pay him (or his estate, if applicable) the balance in his Account in a single lump-sum cash payment, as promptly as practicable following the 10th business day after the termination of the Executive's employment with the Company and its affiliates for any reason. In all other cases, the Company shall pay the Executive (or his beneficiary or beneficia ries, if applicable) the balance in his Account in accordance with the election form that is in effect for the Executive.
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     5. Incompetence of the Executive.  Notwithstanding the foregoing, if at the time any portion of the Account becomes payable to the Executive, the Executive has been determined to be legally incompetent, the Committee may cause the Company to make payment of such portion to the Executive's legal guardian or such other person or persons as the Commit tee considers appropriate on behalf of the Executive, and such payment shall fully discharge the Company's obligations with respect to the Account and all persons having or claiming to have an interest therein, including without limitation the Executive.

     6. Hardship Withdrawals. Notwithstanding any other provision of this Amendment, the Executive or any of his beneficiaries may withdraw all or a portion of his Account in the event of unforeseeable emergency. For this purpose, unforeseeable emergency means that funds are necessary in light of the immediate and heavy unexpected financial needs of the Executive or beneficiary. Any such withdrawal shall be limited to the amount required (taking into account the net after-tax amount that will be available from such withdrawal) to meet any immediate financial need that is not reasonably available from other sources. All determina tions as to whether, and in what amounts, withdrawals are permitted pursuant to this Section 6 shall be made by the Committee in its sole discretion. Withdrawals shall be paid in cash as soon as practicable following approval of the withdrawal request by the Committee.

     7. Automatic Withdrawals. Notwithstanding any other provision of this Amendment, if the Committee determines that it is possible for the Company to pay the Executive all or any portion of the amounts credited to his Account at a time when he is still employed with the Company or any of its affiliates, without the amount so paid being nondeduct ible by reason of Section 162(m), then such amount shall be paid to the Executive.

     8. Unfunded Arrangement. The Account and the amounts credited thereto shall be unfunded obligations of the Company, and neither the Executive nor any of his benefi ciaries shall have any interest in the assets of the Company relating to or arising out of the Account, except as general creditor, of the Company.

     9. Definitions. (a) The "Bonus Amount" for a Relevant Tax Year means the amount that would (absent this Amendment) become payable pursuant to Section 4 of the Employment Agreement and would (absent the application of Section 162(m)) be deductible by the Company in that Relevant Taxable Year.

     (b) The Deferred Amount for a Relevant Tax Year means all or a portion of the Bonus Amount for the Relevant Tax Year, equal to the lesser of the Bonus Amount and the Nondeductible Amount for the Relevant Tax Year.

     (c) The "Code" means the Internal Revenue Code of 1986, as amended.

     (d) The "Committee" means the Compensation/Stock Option Committee of the Board of Directors of the Company.
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     (e) "Election Form" means a form  substantially in the form attached hereto as Exhibit A, or such other form as the Committee or its delegee may from time to time prescribe, duly completed by the Executive and filed with the Committee or its delegee.

     (f) The "Nondeductible  Amount" for a Relevant Tax Year means the excess of
(i) the "applicable employee remuneration" under Section 162(m) with respect to the Execu tive for such Relevant Tax Year over (ii) the portion of such applicable employee remuneration that does not exceed the dollar limitation set forth in Section 162(m)(1) of the Code (without regard to Section 162(m)(4)(F) of the Code); provided, that if there is no such excess, then the "Nondeductible Amount" for that Relevant Tax Year is zero.

     (g) The "Relevant Tax Year" with respect to any Bonus Amount or Nonde ductible Amount means the taxable year of the Company in which the Company would (absent Section 162(m) of the Code) be entitled to deduct such amount for federal income tax purposes.

     (h) "Section 162(m)" means Section 162(m) of the Code and the Treasury Regulations thereunder.

     10. Except as specifically provided in this Amendment, the Employment Agreement is in all other respects ratified and confirmed without amendment.

     11. For purposes of this  Amendment,  any provisions of the Code other than
Section 162(m) that might result in a denial of a tax deduction (as opposed to such provisions affecting the timing of such deduction) shall be ignored, including without limitation Section 280G of the Code.

     IN WITNESS WHEREOF, the undersigned have hereunto set their hands as of the date first above written.

                              AEROFLEX INCORPORATED

                              By:/s/ Michael Gorin
                                 -------------------------------
                              Name:  Michael Gorin
                              Title:    President

                              /s/ Harvey R. Blau
                                 -------------------------------
                                  Harvey R. Blau

                                    EXHIBIT A

                                  ELECTION FORM

To: Chairman, Compensation/Stock Option Committee
                 Aeroflex Incorporated
                 35 South Service Road
                 Plainview, New York  11803
                 cc: Charles Badlato

From:  Harvey R. Blau
Date:  ______________

     Pursuant to Amendment No. 1 dated as of September 1, 1999 (the "Amendment") to the Employment Agreement (the "Employment Agreement") dated as of March 1, 1999 by and between me and Aeroflex Incorporated (the "Company"), I hereby make the following elections with respect to the payment of the Account (as defined in the Amendment):

     1.   Time of payments (other than in the event of my death)

          The balance in my Account shall become payable (or begin to be payable) as promptly as practicable following the date indicated below (choose one):
               ( ) the 10th business day after the termination of my employment with the Company and its affiliates
               ( ) the later of ________ (fill in a specific date) or the 10th business day after the termination of my employment with the Company and its affiliates

     2.   Form of payments (other than in the event of my death)

          The balance in my Account shall be payable to me in the form indicated below (choose one):
               ( )  a single lump-sum payment
               ( ) monthly over a period of __ years (fill in number, not to exceed 15), with each monthly payment representing an approximately equal portion of the balance in my account on the date payments begins, plus an appropriate share of interest credited to the Account after that date

          3.   Beneficiary for payments in the event of my death

          Upon my death, any balance in my Account that has not already been paid to me shall be payable to the following individual(s) in the proportions indicated:

          Name                Address                  Percentage



          4. Form of payments in the event of my death The balance in my Account that becomes payable to the individual(s) indicated in
               Section 3 above upon my death shall be payable in the form indicated below (choose one):

               ( )  a single lump-sum payment

               ( ) in continuing monthly installments in accordance with my election in Section 2 above

               ( ) monthly over a period of __ years (fill in number, not to exceed 15), with each monthly payment representing an approximately equal portion of the balance in my account on the date of my death, plus an appropriate share of interest credited to the Account after that date

          5.   Change in Control override:

               If there is a "Change in Control" (as defined in the Employment Agreement), then I elect as follows (choose one):

               ( ) the balance in my Account shall be paid to me (or my beneficiary if I have previously died) in a single lump-sum payment as soon as practi cable after the Change in Control

               ( ) the balance in my Account shall continue to be payable in accordance with Sections 1-4 above, as applicable

I recognize and acknowledge that: (i) if I fail to complete Section 3 above, any balance in my Account upon my death will be paid to my estate in a single lump sum; (ii) if I other wise fill out this form incorrectly or incompletely, the Committee reserves the right to declare it ineffective or to deem it to have been completed in such manner as it determines, in its sole discretion, to be consistent with my intent; and (iii) if this form is filed more than 30 days after [insert date of Amendment], it will become effective on the first anniversary of the date it is filed, except that if any payments from my Account have previously been made, it shall not become effective.


                                 -------------------------------
                                   Harvey R. Blau

Received by ___________________ on __________[Committee or its delegee to insert name and date]